UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 27, 2008

CITRIX SYSTEMS, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	0-27084	75-2275152
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

(Address of Principal Executive Offices) (Zip Code)

Telephone: (954) 267-3000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) See Item 8.01 below for information concerning compensation related arrangements with certain executive officers of Citrix Systems, Inc. (the “Company”).

Section 8 — Other Events

Item 8.01.	Other Events.

Background

On November 30, 2006, the Audit Committee of the Board of Directors of the Company commenced a voluntary, independent investigation of the Company’s historical stock option granting practices and related accounting during the period from January 1996 through December 2006. This voluntary investigation was not in response to any governmental investigation, stockholder lawsuit, whistleblower complaint or inquiries from media organizations. The Audit Committee’s voluntary investigation was completed in June 2007, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which was filed on September 7, 2007, contains a description of the Audit Committee’s investigation, management’s related review, the conclusions of the Audit Committee and management and the restatement of the Company’s consolidated balance sheet as of December 31, 2005 and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for the years ended December 31, 2005 and 2004, and each of the quarters in the 2006 and 2005 fiscal years, to reflect additional stock-based compensation expense and related income tax effects for stock option awards granted since December 1995. After completion of its investigation, the Audit Committee concluded that there was no intentional wrongdoing by any current executive of the Company in connection with the Company’s stock option grants and procedures during the period under review (1996-2006).

The Company has taken actions to address certain adverse tax consequences that were incurred by non-executive employees holding stock options which were granted with per share exercise prices found in the voluntary investigation to be below the fair market value of a share of Citrix common stock on the date of grant (referred to as 409A stock options). The primary adverse tax consequence is that the 409A stock options vesting after December 31, 2004 subject the option holder to a penalty tax under Section 409A of the Internal Revenue Code (and, as applicable, similar excise taxes under state laws) and the accelerated recognition of ordinary income tax liabilities associated with any vested but unexercised 409A stock options. Pursuant to IRS regulations, the Company’s executive officers were not eligible to participate in the Company’s Section 409A relief actions.

Section 409A Impact on Executive Officers

As a result, the Company’s President and Chief Executive Officer, Senior Vice President, Worldwide Sales and Services, and General Counsel and Senior Vice President, Human Resources are subject to excise tax liabilities, inclusive of interest on such liabilities, under Section 409A for exercised 409A stock options in the amounts of approximately $121,000, $34,000 and $563,000, respectively. For any vested but unexercised 409A stock options, these executive officers are also required to pay ordinary income taxes on the difference between the fair market value of the Company’s common stock as of December 31, 2007 ($38.01 per share) and the exercise price of their affected options. For these executives, such accelerated ordinary income amounts for 2007 are approximately $528,000, $114,000 and $1.4 million, respectively.

Actions by Executive Officers to Address 409A Tax Liabilities

Withholding taxes in connection with the ordinary income tax liabilities associated with vested but unexercised 409A stock options are due to the Internal Revenue Service by January 31, 2008. In order to pay such required withholding, on January 30 and 31, 2008, each of these executive officers exercised and sold all their 409A stock options. Approximately 70,000 409A stock options with a weighted average exercise price of approximately $8.72 per share were sold by these executives for this purpose. On January 29, 2008, the Company’s General Counsel and Senior Vice President, Human Resources terminated an existing trading plan complying with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, that contained such 409A stock options to permit the exercise and sale of such stock options and to pay the related withholding tax obligations so that no further Section 409A liabilities would be incurred on such options.

Actions by Citrix to Address 409A Tax Liabilities of Executive Officers

To facilitate the Company’s President and Chief Executive Officer, Senior Vice President, Worldwide Sales and Services, and General Counsel and Senior Vice President, Human Resources with handling the adverse tax consequences associated with their 409A stock options, on January 27, 2008, the Compensation Committee of the Board of Directors and the Board of Directors approved a one-time cash payment to each of these executives in the amount of such officer’s excise tax liability, inclusive of interest and grossed-up for taxes that will be owed by the executives on such one-time cash payments, under Section 409A in the amounts of approximately $211,000, $59,000 and $982,000, respectively. These amounts are related to two stock option grants: approximately $892,000 is with respect to the new hire grant made to the Company’s General Counsel and Senior Vice President, Human Resources on October 1, 2002 upon the commencement of his employment with the Company, and approximately $360,000 is with respect to the 2003 annual grant to executives issued by the Company on March 4, 2003 as part of the Company’s standard executive compensation practices. Such payments do not cover the ordinary income tax liabilities incurred by these officers as of December 31, 2007 with respect to unexercised Section 409A stock options.

In addition, to further the Company’s compensation goals of aligning employee and stockholder interests and closely linking employee compensation with company performance, on January 31, 2008, the Compensation Committee and the Board of Directors approved a one-time stock option grant to each of these executive officers equal to the number of shares that he was required to exercise in order to pay his ordinary income tax withholding obligations (20,313 shares for the Company’s President and Chief Executive Officer, 4,375 shares for the Company’s Senior Vice President, Worldwide Sales and Services and 45,647 shares for the Company’s General Counsel and Senior Vice President, Human Resources). These grants will be issued by the Company on February 1, 2008 and will have an exercise price equal to the fair market value of the Company’s common stock as of such date. Such stock options will vest over a 12 month period on a monthly basis and will expire five years after the grant date.

The Compensation Committee and the Board of Directors took these actions based on the conclusions of the Audit Committee’s stock option investigation and after consultation with the Audit Committee about the information collected and reviewed by the Audit Committee during its investigation. The Compensation Committee’s actions and recommendations to the Board of Directors was based in part on a finding that the Company’s General Counsel and Senior Vice President, Human Resources had no involvement in the process of granting his new hire stock option grant; the Company’s Senior Vice President, Worldwide Sales and Services had no involvement in the process of granting any 409A stock options; and neither the Company’s President and Chief Executive Officer nor the Company’s General Counsel and Senior Vice President, Human Resources were aware that, as of the grant date of the 2003 annual grant to executives, all required granting actions for financial accounting purposes had not been completed. Further the Compensation Committee considered that, because the stock option investigation concluded in 2007, under the rules of the Internal Revenue Service the Company was not permitted to resolve the executives’ 409A-related liabilities by repricing the executives’ 409A stock options, as did a significant number of companies whose stock option investigations concluded in 2006. Given the findings of the Audit Committee and the Compensation Committee, the Compensation Committee viewed as unfair the significant tax liabilities accruing to the executives because of the timing of the conclusion of the Audit Committee’s stock option investigation.

Conclusion of SEC’s Review of Citrix’s Stock Option Investigation

As previously disclosed, during the course of the Company’s stock option investigation, the Company proactively discussed the results of its investigation with the Staff of the Securities and Exchange Commission. As part of this process, the Company provided the Staff with information regarding the Company’s restatement and its investigation. On January 30, 2008, the Company received a letter from the Staff stating that the Staff has completed its investigation as to the Company and that the Staff does not intend to recommend any enforcement action by the Securities and Exchange Commission against the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Citrix Systems, Inc.

Dated: January 31, 2008	By:	/s/ David J. Henshall
	Name:	David J. Henshall
	Title:	Senior Vice President and Chief Financial Officer